UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 17, 2007
Date of Report (Date of earliest event reported)

Kid Castle Educational Corporation

(Exact name of registrant as specified in its charter)

Florida	333-39629	59-2549529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8th Floor, No. 98 Min Chuan Road
Hsien Tien, Taipei, Taiwan R.O.C.
(Address of Principal Executive Offices and Zip Code)

(011) 886-2-2218-5996
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

Effective December 28, 2006 we entered into a loan settlement and conversion agreement with Suang-Yi Pai, our Chairman of the Board, and Min-Tan Yang, our Chief Executive Officer, relating to the settlement of certain loans made by Messrs. Pai and Yang to the company. In the fourth quarter of 2005, Yang invested approximately $1,050,000 in the company, and third parties procured by Pai invested approximately $750,000 in the company. The third parties later assigned their investment to Pai. The original understanding was that the investment would be for the company’s common stock, with the price of the stock to be based on a mutually agreed value of the company at the end of 2005 after Pai and Yang had an opportunity to fully investigate the company’s financial status. Due to delays in that process, the company, Pai and Yang agreed to treat their investment as a short-term loan, due in three months, with a per annum interest rate of 7%. The maturity dates of the loans were extended in February, May and August 2006. As of December 28, 2006, the outstanding principle on the loans was $407,725 for Mr. Pai and $840,789 for Mr. Yang, and $1,248,514 combined.

Pursuant to the loan settlement and conversion agreement, the parties have agreed to convert a portion of the loans to stock at a conversion price of $0.15 per share and to issue promissory notes for the remaining amount. The promissory notes are due in one year and have an annual interest rate of 7%. The outstanding principal amount of the current loans, the amounts converted to stock and the amounts of the residual promissory notes for Messrs. Pai and Yang are as follows:

	Principal Outstanding as of December 28, 2006 (US$)	Residual Promissory Note (US$)	Principal converted to Common Stock (US$0.15/ share)	Shares of Common Stock
Pai	407,725	107,680	300,045	2,000,297
Yang	840,789	240,789	600,000	4,000,000
Total	1,248,514	348,469	900,045	6,000,297

The loan settlement and conversion agreement and issuance of stock and residual promissory notes to Messrs. Pai and Yang was approved by a committee of the board of directors comprised of directors who were not interested in the transaction and who constitute a majority of the board. In approving the transaction, the independent committee relied in part on a valuation of the company prepared by an outside financial advisor. A copy of the agreement and the residual promissory notes issued to Messrs. Pai and Yang were attached as exhibits to the Company’s report on Form 8-K filed on January 4, 2007.

Item 3.02  Unregistered Sales of Equity Securities

On January 17, 2007, pursuant to a loan settlement and conversion agreement dated December 28, 2006, we issued common stock to Suang-Yi Pai, our Chairman of the Board, and Min-Tan Yang, our Chief Executive Officer, pursuant to the loan settlement and conversion agreement disclosed in Item 1.01 of this report. Pursuant to the loan settlement and conversion agreement, Mr. Pai converted $300,045 of the principal amount of our outstanding debt held by him into 2,000,297 shares of our common stock and Mr. Yang converted $600,000 of the principal amount of our outstanding debt held by him into 4,000,000 shares of our common stock. The conversion was based on a price of $0.15 per share. The stock was issued without registration under the Securities Act of 1933 in reliance on the exemption under Section 4(2) of the act. For further information please refer to Item 1.1 of this report and a copy of the loan settlement and conversion agreement attached as an exhibit to the company’s report on Form 8-K filed on January 4, 2007.

Item 5.01  Changes in Control of Registrant

Although there is no agreement, written or informal, between Messrs. Pai and Yang to act in concert with respect to exercising ownership of their shares of our stock, Messrs Pai and Yang may be considered a “syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer” within the meaning of Section 13(d)(3) of the Exchange Act. Messrs. Pai and Young may be deemed to have indirect control or shared voting power of of stock held by their immediate family members. Mr. Pai’s wife and children hold a total of 1,574,040 shares of our stock, and Mr. Yang’s wife holds 500,000 shares. Consequently, the issuance of stock to Messrs. Pai and Yang as described in Items 1.01 and 3.02 of this Report on Form 8-K/A may constitute a change in control of the Company. (The disclosures in Items 1.01 and 3.02 are incorporated into this Item 5.01 by reference.) As further detailed in the table below, Messrs. Pai and Yang’s combined ownership of the outstanding stock of the company, when combined with stock held by their immediate family members, increased from 42.11% before the conversion described in Item 1.01 to 56.00% following the conversion.

Prior to the described acquisition no shareholder or group of shareholders of the Company held more than 50% of our outstanding stock.

Beneficial Owner	Common Stock held before January 17, 2007	% Outstanding Common Stock before conversion	Common Stock held after January 17, 2007	% Outstanding Common Stock after conversion[1]
Suang-Yi Pai	1,267,040	6.66	3.267,337	13.06
Su-Mei Pai Lu2	1,172,040	6.16	1,172,040	4.69
Children of Suang Yi Pai	402,000	2.11	402,000	1.61
Sub-Total	2,841,080	14.94	4,841,377	19.36
Min-Tan Yang	4,665,538	24.54	8,665,538	34.65
Yu Pin Shen[3]	500,000	2.63	500,000	2.00
Sub-Total	5,165,538	27.17	9,165,538	36.64
Group Total	8,006,618	42.11	14,006,915	56
1Based on 25,000,000 shares outstanding as of January 17, 2007
2Spouse of Suang-Yi Pai
3Spouse of Min-Tan Yang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, who is duly authorized.

Dated: January 24, 2007

By:	/s/ Min-Tan Yang
Name: Min-Tan Yang Title: Chief Executive Officer